Exhibit 12

                                                         Swing-N-Slide Corp.
                                  Statement Re:  Computation of Ratio of Earnings to Fixed Charges
                                              (Amounts in Thousands, Except Ratio Data)

                                                      Year Ended December 31

                                  1993            1994          1995          1996           1997

    Income (loss) before
     income taxes and
     extraordinary item         $12,569        $7,378        $6,727        $3,050          $3,307
    Fixed charges                 1,209           545         4,593         4,543           8,347
                                -------        ------       -------        ------         -------
    Earnings                    $13,778        $7,923       $11,320        $7,593         $11,654
                                =======        ======       =======        ======         =======
    Interest expense             $1,149          $529        $4,312        $3,931          $7,485

    Amortization of
     deferred financing
     costs                           60            16           281           452             589
    Interest portion of
     rent expense                   ---           ---           ---           160             273
                                 ------         -----        ------        ------          ------
    Fixed Charges                $1,209          $545        $4,593        $4,543          $8,347
                                 ======         =====        ======        ======          ======
    Ratio of earnings to
     fixed charges                11.40         14.54          2.46          1.67            1.40
                                  =====         =====        ======        ======          ======